Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated as of April             , 2012 is entered into by and between Atkore International Group Inc. and its wholly-owned subsidiary. Atkore International Inc. (collectively the “Company”) and the undersigned, Karl Schmidt.

RECITALS

The undersigned currently serves as Chief Financial Officer of the Company. The undersigned and the Company have agreed that the undersigned’s employment with the Company shall terminate effective April 15, 2012 (the “Separation Date”) and that such termination shall be treated as a termination “without cause” for purposes of the applicable compensatory agreements to which the undersigned and the Atkore Group (as defined below) are parties and for purposes of the benefits plans of the Atkore Group and the Tyco Group (as defined below) in which the undersigned participates. By entering into this Agreement (and not revoking the release of claims set forth in paragraph 1 of this Agreement (the “General Release”)), the undersigned and the Company desire to specify, as well as settle and conclude, all of the undersigned’s rights and obligations in connection with his employment with the Company and its subsidiaries, and the termination thereof.

AGREEMENT

NOW, THEREFORE, the undersigned, the Company and Tyco agree as follows:

1.	General Release of Claims

I, Karl Schmidt, in consideration of and subject to the terms and conditions set forth below, do hereby release and forever discharge and covenant not to sue (1) the Company, and its parents, subsidiaries, and affiliates (collectively, the “Atkore Group”), (2) Tyco, and its parents, subsidiaries, and affiliates (collectively, the “Tyco Group”), (3) the investment vehicles which are directly or indirectly managed by Clayton, Dubilier & Rice, LLC, and those entities which serve as the general partner or managing member of any such vehicles or of the general partner or managing members of such vehicles, (4) the directors, officers, executives, employees, agents, members and stockholders of any of the foregoing and (5) the predecessors, successors, and assigns of any of the foregoing (both individually and in their official capacities) (all of the foregoing, collectively, the “Company Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have, or which my heirs, executors, administrators, and assigns now have, or any of them hereafter can, shall, or may have against any Company Released Party, including, without limitation, arising by reason of or related to my employment with or termination of my employment from the Atkore Group.

By signing this Agreement, I am providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown to me, up until the effective date of this Agreement. This includes, but is not limited to, claims against any Company Released Party:

(a)	For violation of or failure to comply with any public policy;

(b)	For violation of or failure to comply with any portion of the personnel policies or handbooks of the Atkore Group, or any express or implied contract of employment between any member of the Atkore Group and me;

(c)	For harassment of, or discrimination or retaliation against me on the basis of age, race, color, sex, national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, or any union activities, in violation of any local, state, or federal law or regulation;

(d)	For violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act, or any other federal or state statute or local ordinance pertaining to discrimination in employment or the termination of employment;

(e)	For libel, slander, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, or violation of any common law duty to me; and

(f)	For failure to pay wages, salary, overtime, bonus, earned vacation, severance pay, or other compensation of any type.

Notwithstanding the foregoing, the Company and I agree that this General Release does not release or waive my right or claim to any of the following:

(a)	Any payment or benefit set forth in this Agreement;

(b)	Reimbursement of business expenses properly incurred prior to the Separation Date in accordance with the policy of the Atkore Group;

(c)	Vested benefits (other than severance pay or termination benefits) under the general employee benefit plans of the Atkore Group and the Tyco Group in which I participate;

(d)	Any claim for unemployment compensation or workers’ compensation administered by a state government to which I am presently or may become entitled;

(e)	Any claim based upon events that occur after the Separation Date;

(f)	Any claim that the Company has breached this Agreement; and

(g)	Indemnification as a current or former director or officer of any member of the Atkore Group, or inclusion as a beneficiary of any insurance policy related to my service in such capacity.

I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this General Release. I represent, as of the date hereof, that I am not aware of any basis for a claim by me against any Company Released Parties that would be released by this General Release. This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute, or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages in any proceeding under the ADEA or other civil rights statute.

I have been given twenty-one (21) days to review this General Release and have been given the opportunity to consult with legal counsel, and I am signing this Agreement knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the severance benefits provided for herein for the purpose of making full and final settlement of all claims referred to above. If I have signed this Agreement prior to the expiration of the twenty-one (21) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing this Agreement to revoke this General Release, and that this General Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of execution. If I elect to revoke this General Release during the revocation period, this Agreement shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective.

2.	Severance Pay and Termination Benefits. In consideration of entry by the undersigned into this Agreement, the undersigned shall be entitled to the following payments and benefits:

(a)	Severance Payment. Subject to the undersigned’s execution and non-revocation of this Agreement within 30 days following the Separation Date, the Company shall pay the undersigned a severance payment of $584,000 (the “Severance Payment”), which consists of (i) twelve (12) months of the undersigned’s current base salary, plus (ii) 100% of the undersigned’s current target annual bonus. The Company shall pay the Severance Payment in equal installments over the 12 month period following the Separation Date (the “Severance Period”) in accordance with its normal payroll dates; provided that the first installment shall be paid on the first payroll date following the date on which the release of claims contained herein has become irrevocable and shall include any installments of the Severance Payment that would have been paid prior to such date had the general release of claims been irrevocable on the Separation Date.

(b)	Health Benefits. Subject to the undersigned’s execution and non-revocation of this Agreement, during the Severance Period the Company shall permit the undersigned, including his spouse and any eligible dependents, to continue to participate in the medical, dental, vision and health care reimbursement plans of the Company at the same levels as senior executives of the Company, and at active employee rates with the company continuing to cover the employer’s portion of the plans. The COBRA continuation coverage period shall begin on the Separation Date and shall run concurrently with the Severance Period. Following the Severance Period, the undersigned may continue coverage for the remainder of the COBRA continuation coverage period at his own expense. The Company shall provide the undersigned with additional information explaining in more detail his rights and obligations under COBRA. Notwithstanding the foregoing, the undersigned’s entitlement to health benefits under this paragraph 2(b) shall cease on such date that the undersigned becomes eligible to receive health insurance coverage from another employer group health plan due to his employment.

(c)	Atkore Group Employee Benefits. The Company shall pay the undersigned the vested benefits under the employee benefit plans of the Atkore Group in which he participates; however, for the avoidance of doubt, the benefits set forth in paragraph 2(a) of this Agreement are in lieu of, and not in addition to, any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by the Company or any member of the Atkore Group or the Tyco Group.

(d)	Outplacement services. The Company shall pay the cost of outplacement services provided by BPI Group to assist the undersigned with his career transition for up to one year. The vendor and specific program shall be determined by the Company.

3.	Additional Agreements. The Company and the undersigned further understand and agree as follows:

(a)	Accrued Payments/Notice Pay. On the next regular payroll date following the Separation Date, the Company shall pay the undersigned all of the undersigned’s earned wages and accrued but unused vacation through the Separation Date. In addition, if fewer than thirty (30) days shall have elapsed between February 17, 2012 and the Separation Date, the undersigned will receive an additional number of days of base salary as payment in lieu of notice of termination of employment equal to thirty (30) minus the number of days elapsed between February 17, 2012 and the Separation Date.

(b)	Separation. Effective as of the Separation Date, the undersigned hereby is released from the position of Chief Financial Officer of the Company and from each other officer, executive and director position held with any member of the Atkore Group. The undersigned acknowledges that, from and after the Separation Date, the undersigned shall no longer be authorized to conduct business on behalf of any member of the Atkore Group, including but not limited to entering into contracts on behalf of any member of the Atkore Group.

(d)	Company Property. To the extent that the undersigned has not already done so as of the date of this Agreement, promptly following the Separation Date, the undersigned shall return to the Company (1) all property of the Atkore Group, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Atkore Group.

(e)

Cooperation and Assistance. During the twelve (12) month period following the Separation Date, the undersigned shall make himself reasonably available for periodic phone calls with the Company to assist in matters related to the transition of his responsibilities to his successor, as may be reasonably requested by the Company. The undersigned also agrees upon reasonable notice to cooperate fully with the Company in connection with any litigation involving the Company, whether administrative, civil or criminal, to the extent the Company reasonably deems the undersigned’s cooperation necessary. Any such assistance or cooperation shall be provided with the understanding that it shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the undersigned’s business or personal affairs.

(f)	Atkore International Group Inc. Equity. The Company acknowledges that the undersigned currently holds 35,050 shares of common stock of Atkore International Group Inc. (“Shares”) and 160,000 options to purchase Shares (the “Options”), of which 19,200 are vested as of the Separation Date. Atkore International Group Inc. will repurchase all of the Shares that the undersigned owns pursuant to the terms and conditions set forth in the Stock Repurchase Agreement, dated as of the date hereof, in the form attached as Appendix 2 hereto, which the undersigned is executing simultaneously with this Agreement. The Company acknowledges and agrees that the undersigned’s 19,200 vested Options may be exercised pursuant to their terms for 90 days following the Separation Date, after which time the vested Options will be forfeited if unexercised. The undersigned acknowledges and agrees that all unvested Options held by the undersigned as of the Separation Date shall be forfeited as of the Separation Date.

(g)

Survival of Restrictive Covenants. As a condition to the payment and continued receipt of the Severance Payment, the undersigned agrees that, following the Separation Date, he shall be subject to the restrictive covenants contained in Article VI of the Tyco International Severance Plan for U.S. Officers and Executives, Amended and Restated as of January 1, 2009 (the “Severance Plan”), as attached hereto as Appendix 1 and as if fully set forth in this Agreement. The Company acknowledges that it is also bound by the non-disparagement provision contained in such restrictive covenants. For purposes of these covenants, (i) references to the “Participant”, the “Company”, the “Subsidiaries” and “affiliates” shall refer to the undersigned, the Company, the subsidiaries of the Company, and the affiliates of the Company, respectively, and (ii) application of the non-competition provision shall be restricted to direct competitors of the Company in the manufacture and distribution of electrical conduits, armored and metal-clad cable, cable management systems, mechanical tube, fence framework, fire sprinkler pipe, metal framing systems, hollow structural sections, and sheets and plates, which include, but are not limited to, John Maneely Steel Group (including Wheatland Tube / Atlas

Tube), Republic Conduit, Western Tube & Conduit, Encore Wire, Southwire, Northern Cables, United Copper, CME, Cerro, Electri-Flex, Nexans, Alcan, Cooper (B-Line), Legrand, Thomas & Betts, AK Tube, Bull Moose Tube, Lock-Joint Tube, Mid-West Tube, U.S. Steel, Welded Tube of Canada, Southland Tube, Independence Tube, Reliance Steel, Allegheny Technologies, Schnitzer Steel, Carpenter Technology, and AM Castle & Co. The undersigned acknowledges that he is also subject to the restrictive covenants included in the Employee Stock Option Agreement to which he is a party, pursuant to the terms thereof.

3.	Compliance with Older Workers Benefit Protection Act. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and the undersigned do hereby acknowledge and agree as follows:

(a)	That the General Release specifically applies to any rights or claims the undersigned may have against the Company or any party released herein under the ADEA;

(b)	That the General Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;

(c)	That the General Release shall be revocable by the undersigned for a seven (7) day period following execution of this Agreement, and accordingly, this Agreement shall not become effective or enforceable until the expiration of this seven (7) day revocation period; and

(d)	That the undersigned has been advised to consult with an attorney prior to signing this Agreement and has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement and that, if the undersigned executes this Agreement prior to such twenty-first (21st) day, the undersigned acknowledges that he has waived his right to consider during the remainder of such period.

(e)	The undersigned acknowledges that in deciding whether or not to execute this Agreement, he has not relied on any representations or statements not set forth in this Agreement.

4.

In consideration of and subject to the terms and conditions set forth herein, the Company, on behalf of itself and the Atkore Group, hereby releases and forever discharges and covenants not to sue the undersigned or his affiliates, heirs, executors, administrators or assigns (both individually and in their official capacities) (all of the foregoing, collectively, the “Schmidt Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Atkore Group ever had, now has or which the Atkore Group’s successors and assigns now have, or any of them hereafter can, shall or may have arising by reason of or related to the undersigned’s employment with or termination of employment from the Atkore Group. The Company, on behalf of the Atkore Group, further agrees, promises and covenants that, to the maximum extent permitted by law, neither it, nor any person, organization, or other entity acting on its behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Schmidt Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case which are subject to this release by the Company and not excepted herein. Notwithstanding the foregoing, this release by the Company does not release or waive the Atkore Group’s right or claim to (x) any benefit set forth in this General Release, including any rights that survive pursuant to Section 3 above, (y) any claim that the undersigned has breached this Agreement, or (z) any claim that the undersigned has committed a crime or otherwise engaged in willful misconduct.

5.	Section 409A Compliance. With respect to any benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), it is intended that the terms of this Agreement comply with the terms and conditions of Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. As such:

(a)	a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or distribution upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Treas. Reg. §1.409A-1(h) and, for purposes of any such provision of this Agreement, references therein to a “termination,” “termination of employment” or like terms shall mean “separation from service”;

(b)	if any amount payable under this Agreement is to be paid in two or more installments, for purposes of Section 409A each installment shall be treated as a separate payment;

(c)

notwithstanding anything herein to the contrary, except to the extent any expense or reimbursement does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the undersigned in any calendar year will not affect the amount of expenses eligible for reimbursement provided to the undersigned in any other calendar year; (ii) the reimbursements for expenses for which the undersigned is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which such expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursements.

6.	Miscellaneous. All payments to be made or benefits to be provided to the undersigned in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. No party to the Agreement may assign this Agreement without the express written consent of the other parties, such consent not to be unreasonably withheld. The rights and obligations of the parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. In the event of the undersigned’s death prior to the payment of all amounts payable to him pursuant to this Agreement, any such unpaid amounts shall be paid to the undersigned’s estate. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles. If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. This Agreement constitutes the entire agreement and understanding between the Company, Tyco and the undersigned with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the undersigned and the Company or Tyco relating to such subject matter. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service to the parties at the addresses contained in the records of the Company (which each party shall update as necessary from time to time). This Agreement may be executed in counterparts (including via facsimile and .pdf file).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned, the Company and Tyco as of the first date written above

Karl Schmidt

Atkore International, Inc.

By: Kevin P. Fitzpatrick
Title: Vice President, Global Human Resources

APPENDIX 1

ARTICLE VI

CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT

Section 6.01 Confidential Information. The participant agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or a Subsidiary. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Participant’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

Section 6.02 Non-Competition. The participant acknowledges that he or she performs services of a unique nature for the Company that are irreplaceable, and that his or her performance of such services for a competing business will result in irreparable harm to the Company. Accordingly, during the Participant’s employment with the Company or Subsidiary and for the one (1) year period thereafter, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its Subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Participant has been involved to any extent (other than de minimis) at any time during the one (1) year period ending with the date of termination, in any locale or any country in which the Company or any of its Subsidiaries conducts business. This Section 6.02 shall not prevent the Participation from owning not more than one percent of the total share of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Participant from rendering services to charitable organizations, as such defined in section 501(c) of the Code.

Section 6.03 Non-Solicitation. During the Participant’s employment with the Company or a Subsidiary and for the two (2) year period thereafter, the Participant agrees that he or she will not directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, and aid or induce (i) any employee of the Company or any Subsidiary, as defined by the Company, to leave such employment in order to accept employment with or render service to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any Subsidiary to purchase goods or services then sold by the Company or any Subsidiary from another person, firm, corporation or other entity or assist or aid any other persons or entity n identifyi8ng or soliciting any such customer.

Section 6.04 Non-Disparagement. Each of the Participant and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.04.

Section 6.05 Reasonableness. In the event the provision of this Article VI shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Section 6.06 Equitable Relief.

(a) By participating in the Plan, the Participant acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the Company. By agreeing to participate in the Plan, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his or her counsel.

(b) The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Article VI should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or other limitations permitted by applicable law.

(c) The Participant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Article VI, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court. Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a matter permitted by the notice provisions in Section 11.02.

Section 6.07 Survival of Provisions. The obligations contained in this Article VI shall survive the termination of Participant’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter.

APPENDIX 2

Stock Repurchase Agreement

Stock Repurchase Agreement, dated as of April     , 2012 (the “Agreement”), between Atkore International Group Inc., a Delaware corporation (the “Company”), and Karl Schmidt (the “Stockholder”). Capitalized terms not otherwise defined in this Agreement have the meanings given to them in the Atkore International Group Inc. Stock Incentive Plan (the “Plan”).

WHEREAS, the Company and the Stockholder are parties to an Employee Stock Subscription Agreement, dated as of May 16, 2011 (the “Stock Subscription Agreement”), pursuant to which the Stockholder purchased 35,050 shares of Common Stock (the “Shares”) pursuant to the Plan for a purchase price of $10 per Share;

WHEREAS, 32,000 of the Shares were purchased in May 2011 (the “Initial Shares”) and 3,050 of the Shares were purchased in December 2011 (the “Subsequent Shares”);

WHEREAS, the Stockholder’s employment with the Company and its subsidiaries was terminated effective April 15, 2012 (the “Termination Date”);

WHEREAS, the Stockholder and the Company have agreed that the Company shall repurchase the Shares, subject to and on the terms herein; and

WHEREAS, the Stockholder understands and acknowledges that: (a) the Company may have material information relating to the value of the Shares that the Stockholder does not; (b) he has been advised to consult with tax and financial consultants and legal counsel of his choosing; and (c) the repurchase of the Shares is irrevocable.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Stockholder hereby agree as follows:

1. Purchase and Sale of the Shares. On a date selected by the Company within thirty (30) days following (a) the Termination Date, with respect to the Initial Shares (the “Initial Closing Date”), and (b) the first date as of which the Subsequent Shares have been held by the Stockholder for more than six months, with respect to the Subsequent Shares (the “Subsequent Closing Date”), the Stockholder shall sell to the Company and the Company shall purchase from the Stockholder the Shares at the purchase price set forth in Section 2 below, payable as provided in Section 3 below.

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2. Purchase Price. The Company and the Stockholder agree that (i) the purchase price for the Initial Shares (the “Initial Purchase Price”) shall be an amount equal to the product of (a) 32,000 and (b) $10, which is the Fair Market Value per Share (the “FMV”) as of the Termination Date and (ii) the purchase price for the Subsequent Shares (the “Subsequent Purchase Price”) shall be an amount equal to the product of (a) 3,050 and (b) the FMV as of the Subsequent Closing Date.

3. Payment of Purchase Price. On each of the Initial Closing Date and the Subsequent Closing Date, (i) the Company shall, at its discretion, either deliver to the Stockholder a check payable to the order of the Stockholder in the amount equal to the Initial Purchase Price or the Subsequent Purchase Price, as applicable, or wire funds equal to such amount to an account designated by the Stockholder, and (ii) the Stockholder shall execute and deliver to the Company a receipt, in the form attached hereto as Exhibit A (with respect to the Initial Shares) or Exhibit B (with respect to the Subsequent Shares), acknowledging the receipt of the Initial Purchase Price and Subsequent Purchase Price, as applicable. All payments to the Stockholder shall be made net of any applicable withholding taxes.

4. Stockholder’s Release.

(a) The Stockholder, on his own behalf and on behalf of each of his agents, representatives, assigns, heirs, executors, trustees and administrators (collectively, the “Stockholder Releasors”) hereby irrevocably and unconditionally releases, settles, cancels, acquits, discharges and acknowledges to be fully satisfied, and covenants not to sue the Company, its direct and indirect parents and owners, and each of their respective subsidiaries, affiliates, successors and assigns, and each of their respective stockholders, partners, members, managers, employees, directors, officers, agents and other representatives (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, premises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown (“Claims”), and hereby waives any and all rights that he, she or it may have at the time of the signing hereof, at any time prior thereto, or that otherwise may exist or may have arisen with respect to, in connection with, related to, under or pursuant to any of the Shares, the Stock Subscription Agreement and the Share repurchase, or otherwise in connection with the offering, sale or purchase of the Shares by the Company, or the purchase, ownership or sale of the Shares by the Stockholder, or otherwise in respect of the Shares, and acknowledges to be fully satisfied all of his rights under the Stock Subscription Agreement and otherwise in respect of the Shares. Each of the Stockholder Releasors hereby acknowledges and agrees that all of their rights, and all of the Company’s obligations, under the Stock Subscription Agreement and the Shares are hereby terminated. This release specifically includes Claims which may now exist but which at this time are unknown, unripe, unknowable or unanticipated, or which may or may not develop further at some point in the

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future and all potential Claims concerning any unforeseeable or unanticipated further developments of known Claims. However, this release does not include a Claim for payment of the Initial Purchase Price or Subsequent Purchase Price in accordance with the terms of this Agreement.

(b) The Stockholder Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Stockholder Releasors have released the Releasees under this Agreement. Further, the Stockholder Releasors agree not to encourage, or cooperate with, any other person or suggest to any other person that he, she or it institute any legal action against any of the Releasees.

5. Power of Attorney. The Stockholder hereby irrevocably appoints each officer of the Company (individually and collectively, the “Representative”) as the Stockholder’s true and lawful agent and attorney-in-fact, with full powers of substitution, to act in the Stockholder’s name, place and stead, to do or refrain from doing all such acts and things, and to execute and deliver all such documents, as the Representative shall deem necessary or appropriate to give effect to the transfer of the Shares to the Company and the transactions contemplated by this Agreement (including, but not limited to, executing and delivering, on the Stockholder’s behalf, any stock powers or other stock transfer documentation). The appointment of the Representative shall be deemed coupled with an interest and as such shall be irrevocable and shall survive the death, incompetency, mental illness or insanity of the Stockholder, and any person dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of the Stockholder in all matters referred to in this Section 5.

6. Entire Agreement; Applicable Law. This Agreement, together with Exhibit A and Exhibit B hereto (as executed in accordance with the terms of this Agreement), and the Separation Agreement and General Release, dated as of the date hereof, between the Stockholder and the Company constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior or contemporaneous agreements, whether written or oral. This Agreement may only be amended by a written agreement signed by each party hereto and any purported amendment hereto in violation of this provision shall be null and void and without force or effect. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

7. Third Party Beneficiaries. All Releasees under this Agreement who are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.

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8. Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purposes of this Agreement. The Stockholder agrees not to disclose the terms hereof to any person or entity, other than the Stockholder’s attorneys, accountants, financial advisors, or members of the Stockholder’s immediate family; provided that this Agreement shall not be construed to prohibit any disclosure required by law.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Stockholder have executed this Stock Repurchase Agreement as of the date first above written.

ATKORE INTERNATIONAL GROUP INC.

By:
Name: Kevin P. Fitzpatrick
Title: Vice President Human Resources

STOCKHOLDER

Name: Karl Schmidt

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Exhibit A

RECEIPT RELATING TO THE TERMS OF

THE STOCK REPURCHASE AGREEMENT

The undersigned hereby acknowledges receipt from Atkore International Group Inc. (the “Company”), of payment in the amount of $320,000 which is in full payment, net of any applicable withholding taxes, of the purchase price for the 32,000 Initial Shares of common stock, par value $.01 per share, of the Company.

Dated:                    , 20

Karl Schmidt

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Exhibit B

RECEIPT RELATING TO THE TERMS OF

THE STOCK REPURCHASE AGREEMENT

The undersigned hereby acknowledges receipt from Atkore International Group Inc. (the “Company”), of payment in the amount of $                     which is in full payment, net of any applicable withholding taxes, of the purchase price for the 3,050 Subsequent Shares of common stock, par value $.01 per share, of the Company.

Dated:                    , 20

Karl Schmidt

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